Exhibit 10.33
ITC HOLDINGS CORP. EXECUTIVE GROUP
SPECIAL BONUS PLAN
AMENDMENT NO. 1
     Pursuant to Section 9.1 of the ITC Holdings Corp. Executive Group Special Bonus Plan (the “Plan”), the ITC Holdings Corp. Board of Directors, sitting as the compensation committee of the Board, hereby amends the Plan, effective as of August 16, 2005, as follows:
     1. Section 6.1 is amended by adding the following sentence to the end of that section:
“Notwithstanding anything to the contrary in this section and without affecting vested rights in other Special Bonus Amounts credited to him, Mr. Joseph Welch, the President and Chief
Executive Officer of the Company on the date the Plan was adopted, shall have a vested right in the portion of his Special Bonus
Amounts that are based on grants made to him under the Option Plan before (and not including) July 25, 2005 as if he were 100% vested in all such grants.”